Exhibit (a)(1)(vi)

Notice of Withdrawal of Tender

Regarding Shares in
Japan Smaller Capitalization Fund, Inc.
Tendered Pursuant to the Offer to Purchase
Dated June 1, 2026

The Offer and Withdrawal Rights Will Expire at,
and This Notice of Withdrawal Must Be Received by
Japan Smaller Capitalization Fund, Inc. by
5:00 P.M., Eastern Time, on July 1, 2026
Unless the Offer Is Extended.

Complete this form only if you would like to rescind your previous Tender Request.

Complete this Notice of Withdrawal and Return or Deliver to
Computershare Trust Company, N.A., on behalf of Japan Smaller Capitalization Fund, Inc.:

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940	By Express Mail or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

Subject Line: Letter of Transmittal for Tender Offer – Japan Smaller Capitalization Fund, Inc.

For additional information:

Phone: 1-800-833-0018

Complete this form only if you would like to rescind your previous tender request.

Ladies and Gentlemen:

The undersigned previously tendered all or some of its shares of common stock (“Shares”) in Japan Smaller Capitalization Fund, Inc. (the “Company”) for purchase by the Company by submitting a Letter of Transmittal Regarding Shares in the Company (the “Letter of Transmittal”).

Such tender was in the amount of:

☐	All of the undersigned’s Shares.

The amount of the undersigned’s number of Shares:

☐	Shares

As indicated immediately below, the undersigned hereby wishes to withdraw its tender of Shares in the Company such that:

☐	NONE of the undersigned’s Shares will be purchased by the Company.

☐	SOME of the undersigned’s Shares will be purchased by the Company and the number of those Shares still to be purchased by the Company is*:

Shares

*
NOTE: This option may be used only to decrease the number of the Shares to be purchased by the Company. If an increase in the number of the Shares to be purchased by the Company is indicated on this form, the Company shall consider this form null and void and shall process the undersigned’s initial tender request as set forth in its previously submitted Letter of Transmittal.

The undersigned recognizes that, upon the submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, all or some of the undersigned’s Shares in the Company (as indicated above) previously tendered will not be purchased by the Company upon expiration of the tender offer described above.

PLEASE BE SURE TO COMPLETE BOTH SIDES OF THIS FORM.

Name of Stockholder(s):

SSN/TIN:

Telephone Number:

SIGNATURE(S):

Stockholder Signature

Signature of Investor, Trustee or Custodian	Date

Signature of Joint Investor or Trustee (if applicable)	Date

Printed name(s) of Authorized Signer(s) (for verification purposes)

Printed name(s) of Authorized Signer(s) (for verification purposes)

If needed, use for Registrar Authorization

Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions
150 Royall Street, Suite V
Canton, Massachusetts 02021

For additional information please call 1-800-833-0018

The Registrar must receive the completed Notice of Withdrawal of Tender, signed by all account owners, by the deadline stated herein.